Exhibit 99.1

SYSCO REPORTS THIRD QUARTER NET EARNINGS OF $260 MILLION AND

DILUTED EPS OF $0.44

Sales of $10.5 billion are the highest on record for the third quarter

HOUSTON, May 7, 2012 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third fiscal quarter ending March 31, 2012.

Third Quarter Fiscal 2012 Highlights

•	Sales were $10.5 billion, an increase of 7.6% from $9.8 billion in the third quarter of fiscal 2011.

•	Operating income was $439 million, an increase of 2.7%, compared to $427 million in last year’s third quarter.

•	Adjusted[1] operating income was $487 million, an increase of 0.9% compared to $483 million in last year’s third quarter.

•	Diluted earnings per share (EPS) were $0.44, which was flat compared to $0.44 in last year’s third quarter.

•	Adjusted[1] diluted EPS was $0.49, an increase of 2.1% compared to $0.48 in last year’s third quarter.

Year-To-Date Fiscal 2012 Highlights

•	Sales were $31.3 billion, an increase of 8.4% from $28.9 billion in the first 39 weeks of fiscal 2011.

•	Operating income was $1.4 billion, an increase of 0.3% compared to the prior year period.

•	Adjusted[1] operating income increased 3.2%, compared to the prior year period.

•	Diluted EPS was $1.38, a decrease of 0.7% compared to EPS of $1.39 in the prior year.

•	Adjusted[1] diluted EPS was $1.50, an increase of 4.2% compared to $1.44 in the prior year period.

“I am pleased with our volume growth trends as we grew our business throughout the quarter by remaining focused on supporting the success of our customers,” said Bill DeLaney, Sysco’s president and chief executive officer. “Adjusted earnings growth fell short of our expectations, however, and our leadership team is fully committed to improving upon this aspect of our performance as we complete our fourth quarter and approach the beginning of the new fiscal year.”

1 “Adjusted” financial results are non-GAAP financial measures. See Non-GAAP Reconciliations on page 9 for more information.

Third Quarter Fiscal 2012 Summary

Sales for the third quarter were $10.5 billion, an increase of 7.6% compared to sales in the same period last year. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 5.5%. While the company’s overall rate of inflation has recently eased somewhat, inflation remains at a high level, with double-digit price increases in the meat and poultry categories. Sales from acquisitions (within the last 12 months) increased sales by 0.7%, and the impact of changes in foreign exchange rates for the third quarter decreased sales by 0.2%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.9% during the quarter including acquisitions, and 2.3% excluding acquisitions.

Gross profit for the third quarter was $1.9 billion, an increase of 2.1%, compared to the prior year. Operating expenses in the third quarter increased $28 million, or 2.0%, compared to operating expenses in the prior year period. This was due mainly to a $29 million increase in payroll expense, a $24 million increase in gross business transformation expenses and a $10 million increase in fuel expense. These increases were partially offset by a $36 million charge in the prior year quarter related to the withdrawal of an operating company from a multi-employer pension plan (MEPP), which created a favorable year-over-year variance. Adjusted operating expenses increased 2.6%.

Operating income was $439 million in the third quarter, increasing $11 million, or 2.7% compared to operating income in the prior year. Adjusted operating income increased 0.9%.

Net earnings for the third quarter were $260 million, an increase of $1 million, or 0.4%, compared to net earnings in the prior year. Diluted EPS in the third quarter of fiscal 2012 was $0.44 which was flat compared to last year’s third quarter. Adjusted EPS was $0.49, an increase of 2.1% compared to the prior year period.

Year-To-Date Fiscal 2012 Summary

Sales for the first 39 weeks of fiscal 2012 were $31.3 billion, an increase of 8.4% compared to sales in the same period last year. Food cost inflation for the period was 6.3%. Inflation continued to be broad-based, but was impacted most significantly by increased prices for meat and canned/dry products. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.7%, and the impact of changes in foreign exchange rates for the first 39 weeks increased sales by 0.1%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.7% during the first 39 weeks including acquisitions, and 2.1% excluding acquisitions.

Gross profit for the first 39 weeks was $5.7 billion, an increase of 4.1%, compared to the prior year. Operating expenses in the first 39 weeks increased $220 million, or 5.4%, compared to operating expenses in the prior year period. This was due mainly to a $127 million increase in payroll expense, a $52 million increase in gross business transformation expenses and a $34 million increase in fuel expense. Adjusted operating expenses increased 4.5%.

Operating income was $1.4 billion in the first 39 weeks, increasing $4 million, or 0.3% compared to operating income in the prior year. Adjusted operating income increased 3.2%.

Net earnings for the first 39 weeks were $812 million, a decrease of $3 million, or 0.4%, compared to net earnings in the prior year period. Diluted EPS in the first 39 weeks of fiscal 2012 was $1.38 compared to last year’s diluted EPS of $1.39. Adjusted EPS for the first 39 weeks of fiscal 2012 was $1.50, an increase of 4.2% compared to adjusted EPS of $1.44 in the prior year period.

Cash Flow and Capital Spending

Cash flow from operations was $908 million for the first 39 weeks of fiscal 2012 compared to $666 million in the prior year period. Capital expenditures totaled $199 million for the third quarter, and $633 million in the first 39 weeks of the fiscal year. This includes spending related to the company’s business transformation project of $39 million for the third quarter and $118 million for the first 39 weeks of fiscal 2012. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.

Conference Call & Webcast

Sysco’s third quarter fiscal 2012 earnings conference call will be held on Monday, May 7, 2012 at 10:00 a.m. Eastern.

For purposes of public disclosure, Sysco plans to use the investor relations portion of its website as the primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. As a result, a live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 177 distribution facilities serving approximately 400,000 customers. For the fiscal year 2011 that ended July 2, 2011 the company generated record sales of more than $39 billion. For more information about Sysco visit the company’s Internet home page at www.sysco.com and for investor relations news follow us at www.twitter.com/SyscoStock.

Business Risks

General risks associated with our business include the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2012 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. In fiscal 2011, we took additional time to test the underlying ERP system and are taking additional time in fiscal 2012 to improve the underlying systems prior to larger scale development, and these actions have caused a delay in the project; until we reach the point where the underlying system functions as intended, our development timeline is uncertain. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Fuel expense may vary from projections based on fluctuations in fuel costs, which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended July 2, 2011, as filed with the Securities and Exchange Commission.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Mar. 31, 2012	Apr. 2, 2011	Mar. 31, 2012	Apr. 2, 2011
Sales	$10,504,746	$9,761,660	$31,335,557	$28,897,786
Cost of sales	8,633,130	7,929,111	25,670,691	23,457,466

Gross profit	1,871,616	1,832,549	5,664,866	5,440,320
Operating expenses	1,432,786	1,405,062	4,289,698	4,069,568

Operating income	438,830	427,487	1,375,168	1,370,752
Interest expense	28,290	28,972	86,088	88,133
Other expense (income), net	(2,248)	(6,957)	(5,470)	(9,941)

Earnings before income taxes	412,788	405,472	1,294,550	1,292,560
Income taxes	153,238	146,994	482,234	476,840

Net earnings	$259,550	$258,478	$812,316	$815,720

Net earnings:
Basic earnings per share	$0.44	$0.44	$1.38	$1.39
Diluted earnings per share	0.44	0.44	1.38	1.39

Average shares outstanding	585,823,393	583,722,009	588,004,593	585,792,383
Diluted shares outstanding	587,214,691	585,421,864	589,232,150	587,878,509

Dividends declared per common share	$0.27	$0.26	$0.80	$0.77

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Mar. 31, 2012	Jul. 2, 2011	Apr. 2, 2011
ASSETS
Current assets
Cash and cash equivalents	$350,464	$639,765	$385,668
Accounts and notes receivable, less allowances of $82,762, $42,436 and $86,668	3,094,175	2,898,283	2,926,033
Inventories	2,250,460	2,073,766	2,047,371
Deferred income taxes	144,131	—	—
Prepaid expenses and other current assets	85,712	72,496	79,485
Prepaid income taxes	—	48,572	—

Total current assets	5,924,942	5,732,882	5,438,557
Plant and equipment at cost, less depreciation	3,846,870	3,512,389	3,419,862
Other assets
Goodwill	1,659,818	1,633,289	1,596,727
Intangibles, less amortization	116,011	109,938	101,518
Restricted cash	140,287	110,516	110,488
Other assets	204,185	286,541	282,782

Total other assets	2,120,301	2,140,284	2,091,515

Total assets	$11,892,113	$11,385,555	$10,949,934

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Notes payable	$3,250	$181,975	$2,250
Accounts payable	2,285,744	2,183,417	2,143,219
Accrued expenses	870,674	856,569	800,155
Accrued income taxes	88,112	—	84,838
Deferred income taxes	—	146,083	98,946
Current maturities of long-term debt	455,972	207,031	7,042

Total current liabilities	3,703,752	3,575,075	3,136,450
Other liabilities
Long-term debt	2,412,477	2,279,517	2,663,470
Deferred income taxes	245,496	204,223	130,453
Other long-term liabilities	652,373	621,498	812,356

Total other liabilities	3,310,346	3,105,238	3,606,279
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	923,189	887,754	861,835
Retained earnings	8,024,536	7,681,669	7,499,532
Accumulated other comprehensive loss	(286,623)	(259,958)	(330,060)
Treasury stock at cost, 179,884,245, 173,597,346 and 182,347,524 shares	(4,548,262)	(4,369,398)	(4,589,277)

Total shareholders’ equity	4,878,015	4,705,242	4,207,205

Total liabilities and shareholders’ equity	$11,892,113	$11,385,555	$10,949,934

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	39-Week Period Ended
	Mar. 31, 2012	Apr. 2, 2011
Cash flows from operating activities:
Net earnings	$812,316	$815,720
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	54,328	48,518
Depreciation and amortization	304,966	298,307
Deferred income taxes	(276,947)	(244,658)
Provision for losses on receivables	29,663	35,624
Other non-cash items	(1,267)	(7,286)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(225,668)	(301,932)
(Increase) in inventories	(167,964)	(244,636)
(Increase) in prepaid expenses and other current assets	(10,380)	(7,486)
Increase in accounts payable	104,239	158,488
Increase (decrease) in accrued expenses	4,117	(83,826)
Increase in accrued income taxes	141,784	83,580
Decrease (increase) in other assets	67,443	(26,622)
Increase in other long-term liabilities	71,674	142,253
Excess tax benefits from share-based compensation arrangements	(15)	(285)

Net cash provided by operating activities	908,289	665,759

Cash flows from investing activities:
Additions to plant and equipment	(633,196)	(454,054)
Proceeds from sales of plant and equipment	5,852	15,286
Acquisition of businesses, net of cash acquired	(83,354)	(35,486)
Maturities of short-term investments	—	24,713
(Increase) decrease in restricted cash	(29,771)	14,000

Net cash used for investing activities	(740,469)	(435,541)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	211,267	188,249
Other debt borrowings	3,090	2,592
Other debt repayments	(6,424)	(6,516)
Debt issuance costs	(977)	(7)
Proceeds from common stock reissued from treasury for share-based compensation awards	82,545	103,328
Treasury stock purchases	(272,299)	(291,600)
Dividends paid	(464,809)	(445,406)
Excess tax benefits from share-based compensation arrangements	15	285

Net cash used for financing activities	(447,592)	(449,075)

Effect of exchange rates on cash	(9,529)	19,082

Net (decrease) in cash and cash equivalents	(289,301)	(199,775)
Cash and cash equivalents at beginning of period	639,765	585,443

Cash and cash equivalents at end of period	$350,464	$385,668

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$109,618	$111,924
Income taxes	617,640	657,961

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		39-Week Period Ended
	Mar. 31, 2012	Apr. 2, 2011	Mar. 31, 2012	Apr. 2, 2011
Sales:
Broadline	$8,513,483	$7,910,994	$25,493,000	$23,453,164
SYGMA	1,445,214	1,315,439	4,233,238	3,947,705
Other	586,440	586,050	1,734,123	1,627,588
Intersegment	(40,391)	(50,823)	(124,804)	(130,671)

Total	$10,504,746	$9,761,660	$31,335,557	$28,897,786

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		39-Week Period Ended
	Mar. 31, 2012	Apr. 2, 2011	Mar. 31, 2012	Apr. 2, 2011
Sysco Brand Sales as a % of MA-Served Sales	45.97%	45.64%	46.13%	45.77%
Sysco Brand Sales as a % of Broadline Sales	35.49%	35.84%	35.83%	36.21%
MA-Served Sales as a % of Broadline Sales	42.21%	42.49%	43.72%	43.90%
Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Business Transformation Expenses, Multiemployer Pension Plan Expenses, COLI and Tax Benefits

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by costs from our multi-year Business Transformation Project, significant charges from the withdrawal from multiemployer pension plan and recognized tax benefits. Additionally, near the end of fiscal 2011, we reallocated all of our investments in our COLI policies into low-risk, fixed-income securities and therefore we do not expect significant volatility in operating expenses, operating income, net earnings and diluted earnings per share in future periods related to these policies. We experienced significant gains in these policies during fiscal 2011. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses, multiemployer pension plan charges, COLI gains and tax benefits provides an important perspective of underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove expenses related to the Business Transformation Project, significant charges incurred from the withdrawal from a multiemployer pension plan, gains recorded on the adjustments to the carrying value of COLI policies and to remove the impact of tax benefits in fiscal 2011.

	13 Week Period Ended Mar. 31, 2012	13 Week Period Ended Apr. 2, 2011	13 Week Period Change in Dollars	13 Week Period % Change
Operating expenses (GAAP)	$1,432,786	$1,405,062	$27,724	2.0%
Impact of Business Transformation Project costs	(49,478)	(25,158)	(24,320)	96.7
Impact of MEPP charge	—	(36,118)	36,118
Impact of COLI	872	5,655	(4,783)	-84.6

Adjusted operating expenses (Non-GAAP)	$1,384,180	$1,349,441	$34,739	2.6%

Operating Income (GAAP)	$438,830	$427,487	$11,343	2.7%
Impact of Business Transformation Project costs	49,478	25,158	24,320	96.7
Impact of MEPP charge	—	36,118	(36,118)
Impact of COLI	(872)	(5,655)	4,783	-84.6

Adjusted operating income (Non-GAAP)	$487,436	$483,108	$4,328	0.9%

Net earnings (GAAP)	$259,550	$258,478	$1,072	0.4%
Impact of Business Transformation Project costs (net of tax)	31,112	16,038	15,074	94.0
Impact of MEPP charge (net of tax)	—	23,025	(23,025)
Impact of COLI	(872)	(5,655)	4,783	-84.6
Impact of tax benefits	—	(10,000)	10,000

Adjusted net earnings (Non-GAAP)	$289,790	$281,886	$7,904	2.8%

Diluted earnings per share (GAAP)	$0.44	$0.44	$—	0.0%
Impact of Business Transformation Project costs (net of tax) (1)	0.05	0.03	0.02	66.7
Impact of MEPP charge (net of tax) (1)	—	0.04	(0.04)
Impact of COLI	—	(0.01)	0.01
Impact of tax benefits	—	(0.02)	0.02

Adjusted diluted earnings per share (Non-GAAP)	$0.49	$0.48	$0.01	2.1%

Diluted shares outstanding	587,214,691	585,421,864

(1)	Tax impact of adjustments for Business Transformation and Multiemployer Pension Plan expenses was $18,366 and $22,213 for the 13-week periods ended March 31, 2012 and April 2, 2011, respectively.

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Business Transformation Expenses, Multiemployer Pension Plan Expenses, COLI and Tax Benefits—continued

(In Thousands, Except for Share and Per Share Data)

	39 Week Period Ended Mar. 31, 2012	39 Week Period Ended Apr. 2, 2011	39 Week Period Change in Dollars	39 Week Period % Change
Operating expenses (GAAP)	$4,289,698	$4,069,568	$220,130	5.4%
Impact of Business Transformation Project costs	(122,839)	(71,130)	(51,709)	72.7
Impact of MEPP charge	—	(36,118)	36,118
Impact of COLI	2,651	29,508	(26,857)	-91.0

Adjusted operating expenses (Non-GAAP)	$4,169,510	$3,991,828	$177,682	4.5%

Operating Income (GAAP)	$1,375,168	$1,370,752	$4,416	0.3%
Impact of Business Transformation Project costs	122,839	71,130	51,709	72.7
Impact of MEPP charge	—	36,118	(36,118)
Impact of COLI	(2,651)	(29,508)	26,857	-91.0

Adjusted operating income (Non-GAAP)	$1,495,356	$1,448,492	$46,864	3.2%

Net earnings (GAAP)	$812,316	$815,720	$(3,404)	-0.4%
Impact of Business Transformation Project costs (net of tax) (1)	77,081	44,890	32,191	71.7
Impact of MEPP charge (net of tax) (1)	—	22,794	(22,794)
Impact of COLI	(2,651)	(29,508)	26,857	-91.0
Impact of tax benefits	—	(10,000)	10,000

Adjusted net earnings (Non-GAAP)	$886,746	$843,896	$42,850	5.1%

Diluted earnings per share (GAAP)	$1.38	$1.39	$(0.01)	-0.7%
Impact of Business Transformation Project costs	0.12	0.08	0.04	50.0
Impact of MEPP charge	—	0.04	(0.04)
Impact of COLI	—	(0.05)	0.05
Impact of tax benefits	—	(0.02)	0.02

Adjusted diluted earnings per share (Non-GAAP)	$1.50	$1.44	$0.06	4.2%

Diluted shares outstanding	589,232,150	587,878,509

(1)	Tax impact of adjustments for Business Transformation and Multiemployer Pension Plan expenses was $45,758 and $39,564 for the 39-week periods ended March 31, 2012 and April 2, 2011, respectively.

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